UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2006

NATIONAL BEEF PACKING COMPANY, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-111407	48-1129505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 North Ambassador Drive, Kansas City, MO	64163
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 449-2333

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 1, 2006, National Beef Packing Company, LLC (the “Company” or “NBP”) amended and restated its existing senior credit facility with a consortium of three lenders. U.S. Agbank, FCB, serves as Co-Syndication Agent, Coöperatieve Centrale Reiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch, serves as Documentation Agent, and Co-Bank, ACB, serves as Lead Arranger, Co-Syndication Agent and Administrative Agent.

The facility now consists of a $170.0 million term loan that matures in May, 2016, and a $160.0 million revolving line of credit loan that matures in May, 2011, that is subject to certain borrowing base limitations. At the closing of the transaction, NBP has outstanding $170.0 million under the term loan and $21.1 million under the revolving loan with an additional $51.6 million of the revolving loan being used in the form of letters of credit.

The borrowings under the revolving loan are available for the Company’s working capital requirements, capital expenditures and other general corporate purposes. The amended and restated credit facility is secured by a first priority lien on substantially all of the Company’s assets. The principal amount outstanding under the term loan is due and payable in equal installments of approximately $2.83 million on the last business day of each June and December commencing on June 30, 2011. All outstanding amounts of the term loan are due and payable on May 30, 2016. Prepayment is allowed at any time.

The amended and restated credit facility contains a provision for a conversion to more favorable interest rates and more restrictive financial covenants on the earlier of (a) August 25, 2007 or (b) the election of the Company (the “Conversion Date”). Currently the interest rate for the term loan is either (a) the Base Rate (as defined in the credit agreement) plus 75 basis points or (b) LIBOR Rate (as defined in the credit agreement) plus 275 basis points. Currently the interest rate for the revolving loan is either (a) the Base Rate plus 50 basis points or (b) the LIBOR Rate plus 250 basis points. After the Conversion Date the interest rate for the term loan and the revolving loan is determined by reference to a matrix of rates keyed to the Company’s funded debt to EBITDA ratio. Interest on Base Rate Advances (as defined in the credit agreement) is payable monthly in arrears. Interest on LIBOR Rate Advances (as defined in the credit agreement) is payable on the last day of the applicable Interest Period (as defined in the credit agreement) for such loan and on the day that is three months after the date of funding if the Interest Period exceeds three months.

The amended and restated credit facility imposes certain financial covenants. For each four fiscal-quarter period that ends after the effective date but on or before the earlier of February 28, 2007, and the Conversion Date, NBP is required to have a minimum EBITDA (as defined in the credit agreement) of $50.0 million. For each four fiscal-quarter period that ends after February 28, 2007, but before the Conversion Date, NBP is required to have a minimum EBITDA of $60.0 million. Prior to the Conversation Date, NBP is required to maintain at all times a minimum Borrowing Base Availability (as defined in the credit agreement) of $25.0 million. After the Conversion Date, the Company is required to maintain at all times a specified maximum funded debt to EBITDA ratio, a maximum senior secured funded debt to EBITDA ratio, a minimum four-quarter rolling EBITDA and a minimum four-quarter rolling debt service coverage ratio. In addition, the Company’s annual net capital expenditures are limited to $48.0 million in fiscal year 2006 and $50.0 million in fiscal year 2007 and each fiscal year thereafter.

The amended and restated credit facility contains customary affirmative covenants, including, without limitation, conduct of business, the maintenance of insurance, compliance with laws, maintenance of properties, keeping of books and records, and the furnishing of financial statements. The facility also contains customary negative covenants, including without limitation, restrictions on the following: distributions, mergers, sale of assets, investments and acquisitions, encumbrances, indebtedness, affiliate transactions, and ERISA matters.

The amended and restated credit facility contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, the occurrence of one or more unstayed or undischarged judgments in excess of $1,000,000, changes in custody or control of the Company’s property, changes in control of the Company, the failure of any of the loan documents to remain in full force, and the Company’s failure to properly fund its employee benefit plans. The facility also includes customary provisions protecting the lenders against increased cost or loss of yield resulting from changes in tax, reserve, capital adequacy and other requirements of law.

Payments of outstanding advances may be accelerated, at the option of the lenders, should the Company experience any event of default, other than certain bankruptcy or insolvency proceedings, in its obligations under the amended and restated credit facility. Upon certain bankruptcy or insolvency proceedings, the Company’s obligation under the facility becomes immediately due and payable.

The amended and restated credit agreement is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are hereby furnished:

10.1	Fifth Amended and Restated Credit Agreement dated as of May 30, 2006, by and among National Beef Packing Company, LLC and certain agents, lenders and issuers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2006	National Beef Packing Company, LLC

	By:	/s/ Jay D. Nielsen
Jay D. Nielsen, Chief Financial Officer